AmTrust Financial Services, Inc. Reports Second Quarter Operating Earnings(1) of $45.4 Million and Net Income of $40.4 Million

Book Value Per Share of $16.46, Up 11.1% Since December 31, 2011

Financial Highlights

Second Quarter 2012

•	Gross written premium of $637.4 million, up 14.1%, or 24.1% excluding $45.0 million in one-time unearned premium transfers in the prior year
•	Operating diluted EPS (1) of $0.72 ($0.02 attributable to gain on life settlement contracts) compared to $0.80 ($0.21 attributable to gain on life settlement contracts) in the second quarter 2011
•	Annualized operating return on equity(1) of 18.5% and annualized return on equity of 16.5%
•	Net earned premium of $334.0 million, up 34.5% from second quarter 2011
•	Commission and other revenues of $96.6 million, up 31.0% from second quarter 2011
•	Operating earnings (1) of $45.4 million compared to $49.4 million in the second quarter 2011
•	Second quarter 2012 results include gain on life settlement contracts net of non-controlling interest of $1.1 million compared to $12.9 million in the second quarter of 2011
•	Net income of $40.4 million compared to $50.2 million in second quarter 2011
•	Diluted EPS of $0.64 compared to $0.81 in the second quarter 2011
•	Combined ratio of 88.9% compared to 90.3% in the second quarter 2011

YTD 2012

•	Gross written premium of $1.2 billion, up 23.6%, or 29.4% excluding $45.0 million in one-time unearned premium transfers in the prior year
•	Operating diluted EPS (1) of $1.43 ($0.02 attributable to gain on life settlement contracts) compared to $1.57 ($0.39 attributable to gain on life settlement contracts) in the YTD 2011
•	Annualized operating return on equity(1) of 18.9% and annualized return on equity of 16.8%
•	Net earned premium of $648.0 million, up 44.4% from YTD 2011
•	Commission and other revenues of $196.8 million, up 31.9% from YTD 2011
•	Operating earnings (1) of $89.4 million compared to $96.6 million in YTD 2011

•	2012 results include gain on life settlement contracts net of non-controlling interest of $1.2 million compared to $23.6 million in YTD 2011
•	Net income of $79.4 million compared to $95.3 million from YTD 2011
•	Diluted EPS of $1.27 compared to $1.55 in YTD 2011
•	Combined ratio of 88.7% compared to 88.8% in YTD 2011
•	Book value per share of $16.46, up 11.1% from $14.82 as of December 31, 2011

NEW YORK, August 6, 2012 (GLOBE NEWSWIRE) — AmTrust Financial Services, Inc. (Nasdaq:AFSI) (“the Company”) today reported second quarter 2012 operating earnings (1) of $45.4 million, or $0.72 per diluted share, compared to $49.4 million, or $0.80 per diluted share, in the second quarter of 2011. Net income totaled $40.4 million, or $0.64 per diluted share, for the second quarter of 2012 compared to $50.2 million, or $0.81 per diluted share, in the second quarter of 2011.

During the first six months of 2012, net income totaled $79.4 million, down 16.7% from $95.3 million in the first half of 2011. Earnings per diluted share totaled $1.27 in the first six months of 2012, a decrease of 18.1% from $1.55 in the same period a year ago. Operating earnings (1) totaled $89.4 million, or $1.43 per diluted share, a decrease of 7.5% from $96.6 million, or $1.57 per diluted share, in the first six months of 2011.

Second Quarter 2012 Results

Total revenue of $430.6 million increased $108.6 million, or 33.7%, from $322.0 million in the second quarter of 2011. Gross written premium of $637.4 million rose $78.9 million, or 14.1%, from $558.5 million in the second quarter of 2011. Net written premium of $391.6 million increased $15.9 million, or 4.2%, from $375.7 million in the second quarter in 2011. Net earned premium of $334.0 million increased $85.7 million, or 34.5%, from $248.3 million in the second quarter of 2011.

Commission and other revenues of $96.6 million increased $22.9 million, or 31.0%, from $73.7 million in the second quarter of 2011 and represented 22.4% of total revenue. The combined ratio totaled 88.9% compared with 90.3% in the second quarter of 2011.

Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $44.6 million, up 25.8% from $35.4 million a year ago. During the quarter, AmTrust ceded $196.4 million of gross written premium and $170.0 million of earned premium to Maiden compared to $213.9 million of gross written premium and $136.7 million of earned premium ceded in the second quarter of 2011.

Total service and fee income of $33.0 million increased 34.5% from $24.5 million in the second quarter of 2011 and included $6.9 million from related parties compared with $4.5 million in the second quarter of 2011.

Investment income, excluding net realized gains and losses, totaled $16.3 million, an increase of 23.5% from $13.2 million in the second quarter of 2011. In addition, second quarter 2012 results include net realized investment gains of $2.7 million, or $1.8 million after-tax, on certain fixed income and equity investments compared with $0.6 million, or $0.4 million after-tax, in the second quarter of 2011.

In the second quarter 2012, net gain on life settlements including non-controlling interest was $2.0 million, which included a net benefit of $10.0 million from mortality events. Operating earnings (1) included gain on life settlement contracts of $1.1 million, net of non-controlling interest.

Loss and loss adjustment expense totaled $211.8 million, an increase of $41.8 million from $170.0 million in the second quarter of 2011 and resulted in a loss ratio of 63.4% compared with 68.5% for the second quarter of 2011.

Acquisition costs and other underwriting expenses of $129.7 million increased $40.1 million from $89.6 million in the second quarter of 2011. Acquisition costs and other underwriting expenses less ceding commissions totaled $85.2 million compared with $54.2 million in the second quarter of 2011. The expense ratio was 25.5%, up from 21.8% in the second quarter of 2011.

Other expenses of $32.3 million increased $13.8 million from $18.6 million in the second quarter of 2011.

Year-to-Date 2012 Results

Total revenue of $844.8 million increased $247.0 million, or 41.3%, from $597.8 million YTD 2011. Gross written premium of $1.2 billion rose $236.6 million, or 23.6%, from $1.0 billion YTD 2011. Net written premium of $751.4 million increased $141.7 million, or 23.2%, from $609.7 million YTD 2011. Net earned premium of $648.0 million increased $199.4 million, or 44.4%, from $448.6 million in the second quarter of 2011.

Commission and other revenues of $196.8 million increased $47.6 million, or 31.9%, from $149.2 million YTD 2011 and represented 23.3% of total revenue. The combined ratio totaled 88.7% compared with 88.8% YTD 2011.

Ceding commissions, primarily related to the reinsurance agreements with Maiden, totaled $90.8 million, up 27.7% from $71.1 million a year ago. During the first six months, AmTrust ceded $387.3 million of gross written premium and $336.3 million of earned premium to Maiden compared to $340.6 million of gross written premium and $250.6 million of earned premium ceded YTD 2011.

Total service and fee income of $73.5 million increased 47.9% from $49.7 million YTD 2011 and included $13.0 million from related parties compared with $7.9 million YTD 2011.

Investment income, excluding net realized gains and losses, totaled $30.9 million, an increase of 12.8% from $27.4 million YTD 2011. In addition, YTD 2012 results included net realized investment gains of $1.6 million, or $1.0 million after-tax, on certain fixed income and equity investments compared with $1.0 million, or $0.7 million after-tax, YTD 2011.

Loss and loss adjustment expense totaled $411.7 million, an increase of $113.0 million from $298.7 million YTD 2011 and resulted in a loss ratio of 63.5% compared with 66.6% YTD 2011.

Acquisition costs and other underwriting expenses of $253.7 million increased $82.9 million from $170.8 million YTD 2011. Acquisition costs and other underwriting expenses less ceding commissions totaled $162.9 million compared with $99.7 million YTD 2011. The expense ratio was 25.1%, up from 22.2% YTD 2011.

Other expenses of $68.0 million increased $29.2 million from $38.8 million YTD 2011.

Total assets of $6.3 billion increased 10.8% from $5.7 billion at December 31, 2011 and included a $306.1 million, or 14.7%, increase in cash, cash equivalents and investments to $2.4 billion. Shareholders' equity of $999.5 million increased 12.2% from $890.6 million at year-end 2011.

During the first six months of 2012, the Board of Directors declared two quarterly dividends of $0.09 and $0.10 per share. As of June 30, 2012, the Company’s long-term debt-to-capitalization ratio was 23.0% compared with 23.9% from year-end 2011.

(1) References to operating earnings, operating diluted EPS, and operating return on equity are non-GAAP financial measures defined by the Company as net income, diluted earnings per share and return on equity excluding after-tax net realized investment gains and losses on securities, non-cash amortization of certain intangible assets, non-cash interest on convertible senior notes, net of tax and foreign currency transaction gain and loss. Please see the Non-GAAP Financial Measures table at the end of this release for important information about the use of these non-GAAP measures and their reconciliation to GAAP.

Conference Call:

On August 6, 2012 at 9 a.m. ET, CEO Barry Zyskind and CFO Ron Pipoly will review these results via a conference call and webcast that may be accessed as follows:

Toll-Free Dial-in:   877.755.7421

Toll Dial-in (Outside the U.S):   973.200.3087

Webcast registration: http://ir.amtrustgroup.com/events.cfm

A replay of the conference call will be available at approximately 12:00 p.m. ET Monday, August 6, 2012 through Monday August 13, 2012. To listen to the replay, please dial 800.585.8367 (within the U.S.) or 404.537.3406 (outside the U.S.) and enter replay passcode 15067182, or access http://ir.amtrustgroup.com/events.cfm.

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

The AmTrust Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3280

Forward Looking Statements

This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., American Capital Acquisition Corporation, or third party agencies and warranty administrators, difficulties with technology or breaches in data security, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

Investor Relations
Elizabeth Malone CFA
beth.malone@amtrustgroup.com
646.458.7924

Hilly Gross
hilly.gross@amtrustgroup.com
646.458.7925

AmTrust Financial Services, Inc.

Income Statement

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Gross written premium	$637,438	$558,462	$1,239,125	$1,002,489

Premium income:
Net written premium	$391,589	$375,681	$751,366	$609,700
Change in unearned premium	(57,595)	(127,399)	(103,348)	(161,080)
Net earned premium	333,994	248,282	648,018	448,620

Ceding commission (primarily related party)	44,550	35,414	90,824	71,098
Service and fee income	33,011	24,542	73,549	49,731
Investment income, net	16,344	13,167	30,862	27,359
Net realized gain (loss)	2,703	616	1,555	1,031
Commission and other revenues	96,608	73,739	196,790	149,219

Total revenue	430,602	322,021	844,808	597,839

Loss and loss adjustment expense	211,787	170,008	411,716	298,704
Acquisition costs and other underwriting expense	129,713	89,580	253,738	170,814
Other expense	32,320	18,564	67,959	38,760
	373,820	278,152	733,413	508,278
Income before other, provision for income taxes, equity in earnings of unconsolidated subsidiary and non-controlling interest	56,782	43,869	111,395	89,561

Other income (expense):
Interest expense	(6,994)	(4,334)	(14,085)	(8,088)
Foreign currency gain (loss)	(2,455)	2,520	(2,034)	2,236
Net gain on life settlement contracts	1,961	22,638	2,051	41,524
	(7,488)	20,824	(14,068)	35,672
Income before provision for income taxes, equity in earnings of unconsolidated subsidiary and non-controlling interest	49,294	64,693	97,327	125,233

Provision for income taxes (1)	(11,742)	(7,289)	(22,919)	(16,326)
Equity in earnings of unconsolidated subsidiary (related party) (1)	3,088	2,514	5,452	4,333
Net income	40,640	59,918	79,860	113,240
Non-controlling interest (1)	(282)	(9,756)	(416)	(17,895)
Net income attributable to Amtrust Financial Services, Inc.	$40,358	$50,162	$79,444	$95,345

Operating earnings attributable to Amtrust Financial Services, Inc. (2)	$45,424	$49,389	$89,423	$96,556

Earnings per common share:
Basic earnings per share	$0.67	$0.84	$1.32	$1.60
Diluted earnings per share	$0.64	$0.81	$1.27	$1.55
Operating diluted earnings per share (3)	$0.72	$0.80	$1.43	$1.57

Weighted average number of basic shares outstanding	60,376	59,844	60,195	59,724
Weighted average number of diluted shares outstanding	62,500	61,622	62,281	61,394

Combined ratio	88.9%	90.3%	88.7%	88.8%

Return on equity	16.5%	25.2%	16.8%	24.7%
Operating return on equity (4)	18.5%	24.8%	18.9%	25.0%

Reconciliation of net realized losses:
Other-than-temporary investment impairments	$(1,208)	$(345)	$(1,208)	$(345)
Impairments recognized in other comprehensive income	-	-	-	-
	(1,208)	(345)	(1,208)	(345)
Net realized gains on sale of investments	3,911	961	2,763	1,376
Net realized gains	$2,703	$616	$1,555	$1,031

AmTrust Financial Services, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	June 30,	December 31,
	2012	2011

Cash, cash equivalents and investments	$2,392,768	$2,086,638
Premiums receivables	972,069	932,992
Goodwill and intangible assets, net	366,209	314,616
Total assets	6,268,939	5,678,747
Loss and loss expense reserves	2,066,455	1,879,175
Unearned premium	1,537,174	1,366,170
Trust preferred securities	123,714	123,714
Convertible senior notes	159,797	138,506
AmTrust's stockholders' equity	$999,489	$890,563

Book value per share	$16.46	$14.82

AmTrust Financial Services, Inc.

Non-GAAP Financial Measures

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Reconciliation of net income attributable to AmTrust Financial Services, Inc. to operating earnings attributable to AmTrust Financial Services, Inc.:
Net income attributable to Amtrust Financial Services, Inc.	$40,358	$50,162	$79,444	$95,345
Less: Net realized gains (loss) net of tax	1,757	400	1,011	670
Foreign currency transaction gain ( loss)	(2,455)	2,520	(2,034)	2,236
Non cash interest on convertible senior notes net of tax	(495)	-	(893)	-
Non cash amortization of certain intangible assets	(3,873)	(2,147)	(8,063)	(4,117)
Operating earnings attributable to AmTrust Financial Services, Inc. (2)	$45,424	$49,389	$89,423	$96,556

Reconciliation of diluted earnings per share to diluted operating earnings per share:
Diluted earnings per share	$0.64	$0.81	$1.27	$1.55
Less: Net realized gains (loss) net of tax	0.03	0.01	0.02	0.01
Foreign currency transaction gain (loss)	(0.04)	0.03	(0.03)	0.04
Non cash interest convertible senior notes net of tax	(0.01)	-	(0.02)	-
Non cash amortization of certain intangible assets	(0.06)	(0.03)	(0.13)	(0.07)
Operating diluted earnings per share (3)	$0.72	$0.80	$1.43	$1.57

Reconciliation of return on equity to operating return on equity:
Return on equity	16.5%	25.2%	16.8%	24.7%
Less: Net realized gains (loss) net of tax	0.7%	0.2%	0.2%	0.2%
Foreign currency transaction gain (loss)	(1.0)%	1.3%	(0.4)%	0.5%
Non cash interest convertible senior notes net of tax	(0.2)%	-%	(0.2)%	-%
Non cash amortization of certain intangible assets	(1.5)%	(1.1)%	(1.7)%	(1.0)%
Operating return on equity (4)	18.5%	24.8%	18.9%	25.0%

(1)	Prior year amounts have been reclassed to present the Company's non-controlling interest related to income on life settlement contracts on a pre-tax basis and the provision for income taxes has been reduced for an equivalent amount. Additionally, prior year amounts have been reclassed to present the Company's income from life settlement contracts included in its 21.25% ownership percentage of ACAC on a net basis. The impact of these reclasses reduced the Company's provision for income taxes by $3,305, reduced equity in earnings of unconsolidated subsidiaries by $1,304 and increased non-controlling interest by $2,001. There was no overall impact on net income attributable to AmTrust Financial Services, Inc.

(2)	Operating earnings is a non-GAAP financial measure defined by the Company as net income less realized investment gain (loss) net of tax, foreign currency transaction gain (loss), non cash interest on convertible senior notes net of tax and non cash amortization of certain intangible assets and should not be considered an alternative to net income. The Company's management believes that operating earnings is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company's earnings power. The Company's measure of operating earnings may not be comparable to similarly titled measures used by other companies.

(3)	Diluted operating earnings per share is a non-GAAP financial measure defined by the Company as net income less realized investment gain (loss) net of tax, foreign currency transaction gain (loss), non cash interest on convertible senior notes net of tax and non cash amortization of certain intangible assets divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. The Company's management believes that diluted operating earnings per share is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company’s earnings power. The Company's measure of diluted operating earnings per share may not be comparable to similarly titled measures used by other companies.

(4)	Operating return on equity is a non-GAAP financial measure defined by the Company as net income less realized investment gain (loss) net of tax, foreign currency transaction gain (loss), non cash interest on convertible senior notes net of tax and non cash amortization of certain intangible assets divided by the average shareholders' equity for the period and should not be considered an alternative to return on equity. The Company's management believes that operating return on equity is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company’s earnings power. The Company's measure of operating return on equity may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc.

Segment Information

(in thousands, except percentages)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Gross written premium
Small Commercial Business	$214,127	$174,607	$446,478	$315,323
Specialty Risk and Extended Warranty	272,610	265,502	506,699	493,250
Specialty Program	121,878	93,354	226,516	143,330
Personal Lines Reinsurance	28,823	24,999	59,432	50,586
	$637,438	$558,462	$1,239,125	$1,002,489

Net written premium
Small Commercial Business	$104,270	$113,221	$223,160	$190,872
Specialty Risk and Extended Warranty	172,259	185,178	313,420	289,725
Specialty Program	86,237	52,283	155,354	78,517
Personal Lines Reinsurance	28,823	24,999	59,432	50,586
	$391,589	$375,681	$751,366	$609,700

Net earned premium
Small Commercial Business	$93,568	$74,034	$185,896	$135,895
Specialty Risk and Extended Warranty	141,607	109,631	277,180	194,208
Specialty Program	70,868	40,138	130,529	70,908
Personal Lines Reinsurance	27,951	24,479	54,413	47,609
	$333,994	$248,282	$648,018	$448,620

Loss Ratio
Small Commercial Business	64.5%	67.4%	64.3%	63.8%
Specialty Risk and Extended Warranty	60.5%	69.4%	61.0%	68.7%
Specialty Program	67.5%	70.7%	67.4%	67.8%
Personal Lines Reinsurance	64.5%	64.0%	64.5%	64.0%
Total	63.4%	68.5%	63.5%	66.6%

Expense Ratio
Small Commercial Business	28.5%	24.4%	28.2%	25.4%
Specialty Risk and Extended Warranty	19.7%	16.3%	19.4%	16.3%
Specialty Program	31.1%	25.6%	30.7%	25.5%
Personal Lines Reinsurance	30.5%	32.5%	30.5%	32.5%
Total	25.5%	21.8%	25.1%	22.2%

Combined Ratio
Small Commercial Business	93.0%	91.9%	92.5%	89.2%
Specialty Risk and Extended Warranty	80.1%	85.7%	80.4%	85.0%
Specialty Program	98.6%	96.2%	98.1%	93.3%
Personal Lines Reinsurance	95.0%	96.5%	95.0%	96.5%
Total	88.9%	90.3%	88.7%	88.8%